Pricing Supplement Dated July 24, 1998                        Rule 424 (b) (3)
(To Prospectus dated March 2, 1998 and                        File No. 333-45373
Prospectus Supplement dated March 2, 1998)

                                PHH CORPORATION
                               Medium-Term Notes

-------------------------------------------------------------------------------------------------------
Principal Amount:              $20,000,000                    Trade date:           July 24, 1998
Currency or Currency  Unit:    US Dollars                     Original Issue Date:  July 29, 1998
Issue Price:                   100%                           Agent's Discount or Commission: 0.065%
Net Proceeds to Issuer:        $19,987,000                    Agent (s): Chase Securities Inc.
Maturity Date:                  January 28, 2000              CUSIP Number:     69332H FR 2
-------------------------------------------------------------------------------------------------------
Interest:
     Fixed Rate:
     Floating Rate:
         Base Rate:        [ ] Commercial Paper Rate       [ ] CD Rate    [ ] Federal Funds Effective Rate
                           [X] LIBOR       [ ] Treasury Rate     [ ] Prime Rate  [ ] Other
                                ( ) Reuters Page:                                           (see attached)
                                                  ------
                                (X) Telerate Page: 3750
                                                  ------

Spread:                      plus .125%

Initial Interest Rate:       To be determined July 27, 1998

Interest Reset Dates:        Quarterly, on October 28, 1998, January 28, 1999,
                             April 28, 1999, July 28, 1999, October 28,1999,
                             January 28, 2000 or next Business Day

Interest Determination Date: Two London Banking Days prior to Interest Reset
                             Date

Interest Payment Dates:      Quarterly, on October 28, 1998, January 28, 1999,
                             April 28, 1999, July 28, 1999, October 28,1999,
                             January 28, 2000 or next Business Day

Index Maturity:              3 month

Day Count Convention:        [X] Actual/360    [ ] Actual/Actual     [ ] 30/360

Option to Receive Payments in Specified Currency:    [ ] Yes     [ ] No

Redemption:
         [X] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be redeemed prior to maturity.

     Initial Redemption Date:
     Initial Redemption Price:            %
                              ------------
     Annual Redemption Price Reduction:              % until Redemption Price
                                        -------------
       is 100% of the Principal Amount.


Repayment:
         [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.
     Repayment Date:
     Repayment Price:      %

Discount Note:    [ ] Yes           [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Global     [ ] Certificated

Agent's Capacity: [ ] Agent    [X] Principal

If as Principal:
         [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

         [ ] The Agent proposes to offer the Notes at a fixed initial public
             offering price of                   % of Principal Amount.
                               ------------------
If as Agent:
         The Notes are being offered at a fixed initial public offering price
         of                   % of Principal Amount.
            ------------------

Other Terms: